Exhibit 10.1

January 3, 2007

Mr. Terry D. Stinson

Dear Terry:

I am to inform you that, in recognition of your efforts to grow and expand Thomas Group’s commercial sector business, the Compensation and Corporate Governance Committee of the Board of Directors of Thomas Group has authorized a one-time payment to you of $300,000 to be paid on Monday, July 2, 2007 if, at the close of business on June 30, 2007, you are employed by Thomas Group as its President — Commercial Operations and have been continuously so employed since the date hereof.

The Compensation and Corporate Governance Committee acknowledges that you have faced challenges in connection with growing the commercial sector business and wants you to know that it is pleased with your efforts to date.

On behalf of Thomas Group and the Board of Directors, I encourage you to continue the good work.

Sincerely,
/s/ James T. Taylor
James T. Taylor

Accepted:
/s/ Terry D. Stinson	1/4/07
Terry D. Stinson	Date